Exhibit 99.1

2941 Fairview Park Drive
Suite 100
Falls Church, VA 22042-4513
www.generaldynamics.com	News

February 3, 2014

Contact: Rob Doolittle

Tel: 703 876 3199

rdoolitt@generaldynamics.com

General Dynamics Elects Laura J. Schumacher to Board of Directors

FALLS CHURCH, Va. – The board of directors of General Dynamics (NYSE: GD) has elected Laura J. Schumacher to be a director of the corporation, effective February 2, 2014.

Schumacher is the executive vice president of Business Development, External Affairs and General Counsel for AbbVie (NYSE: ABBV), a biopharmaceutical company formed in 2013 following separation from Abbott (NYSE: ABT). Schumacher is responsible for AbbVie’s legal, licensing and acquisitions, government affairs, health economics outcomes research, investor relations, public affairs and corporate brand marketing functions, and the AbbVie Foundation. She also serves as secretary to AbbVie’s board of directors.

Previously, Schumacher served as Abbott’s executive vice president, general counsel and secretary. During her more than 20 years with Abbott, she also held various positions within the litigation department and led the Legal division, the Office of Ethics and Compliance, and the licensing and acquisition functions. Schumacher played a key role in the execution of AbbVie’s separation from Abbott.

“Laura is an accomplished business leader and corporate strategist, and we look forward to benefiting from her experience as a member of our board,” said Phebe N. Novakovic, chairman and chief executive officer of General Dynamics.

Prior to joining Abbott, Schumacher was an associate attorney with the law firm Schiff, Hardin & Waite in Chicago. She holds a bachelor’s degree in business administration from the University of Notre Dame and a juris doctorate from the University of Wisconsin at Madison.

More information about General Dynamics is available at www.generaldynamics.com.

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